RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124
(503) 615-1100
(503) 615-1150 fax
http://www.radisys.com

March 31, 1999

Stephen F. Loughlin
10515 SW Terwilliger Place
Portland, Oregon 97219

Dear Stephen:

We are pleased to offer you the position of Vice President and Chief Financial Officer of RadiSys Corporation reporting to Glen Myers. Your base salary will be $225,000 and your annual companywide incentive compensation plan target will be 35% of your base salary ($78,750). In addition, you will be given a sign-on bonus of $18,000 to compensate you for the four-week sabbatical you will be giving up at Sequent. You will also be given additional vacation time to take a trip with your family at the end of the school year. This will not affect your 3 week vacation for 1999.

You will be eligible to participate in our companywide incentive compensation plan which is paid out semiannually, in January and in July. The actual value paid depends on the achievement of certain corporate and business unit goals. You will be eligible to participate for the period beginning January 1, 1999 and ending on June 30, 1999 on a pro-rated basis. You must be an active employee at the end of the 2nd pay period after end of half to be eligible for an incentive compensation plan payout.

You will also be granted 40,000 stock options under our 1995 Stock Option Plan. Your options will vest over a three year period; one third of the shares are exercisable on the first anniversary of your option grant date, one third on the second anniversary, and one third on the third anniversary. The option agreement is in effect for five years from the option grant date. The option price will be the closing price on the NASDAQ on the date of the next Board of Directors meeting. As much of the options as permitted by law will be granted as ISO options, with the remainder issued as nonqualified options.

In the event that you are terminated from RadiSys for reasons other than cause, you will be given six (6) months severance pay if you have been here less than two years. This amount will be changed to one year of severance pay if you have been here longer than two years.

Our benefits plan includes medical with Blue Cross Blue Shield, dental with ODS, and vision insurance with Vision Service Plan (VSP). RadiSys pays 100% of the cost of your insurance program, including the full premium for dependent coverage under the medical, dental, and


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vision insurance. In keeping with our commitment to a smokefree workplace, we do charge a nominal premium for employees or insured dependents who smoke.

RadiSys provides many other benefits to its employees, all of which will be explained to you in the enclosed packet and at Orientation.

Stephen, we are very excited to have you as part of the RadiSys family. Please read and sign the enclosed Employee Agreement and this offer letter and return it to me. By signing, you acknowledge that you accept the terms set forth in this letter.

Sincerely,


/s/ Diane M. Williams

Diane Marra Williams                          /s/ Stephen F. Loughlin 4/1/99
                                             ---------------------------------
Vice President, Human Resources              Employee                   Date


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